Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RC2 Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-50959, 333-58037, 333-81705, 333-91158, 333-91236, 333-133238, and 333-157765) and Form S-3 (No. 333-156071) of RC2 Corporation of our reports dated March 1, 2010, with respect to the consolidated balance sheets of RC2 Corporation and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of RC2 Corporation.

/s/ KPMG LLP

Chicago, Illinois
March 1, 2010